Exhibit 5.1

March 19, 2010

[Taft Stettinius & Hollister LLP Letterhead]

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Ladies and Gentlemen:

We have acted as counsel for Globalstar, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission with respect to the sale of up to 13,000,000 shares of voting common stock, par value $0.0001 per share (the “Shares”), by the holders named under the caption “Selling Stockholders” in the Prospectus included in the Registration Statement.

It is our opinion that the registration of the Shares has been duly authorized by the Company and the Shares have been legally issued and are fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus contained therein.

Very truly yours,

TAFT STETTINIUS & HOLLISTER LLP